Filed Pursuant to Rule 433
Registration Statement 333-141729
€900,000,000
4.55% Notes Due 2017
Pfizer Inc.
May 9, 2007
Pricing Term Sheet

Issuer:	Pfizer Inc.
Size:	€900,000,000
Maturity:	May 15, 2017
Coupon:	4.55% annually, accruing from May 14, 2007
Price to JPMorgan	99.551% of principal amount
Interest Payment Dates:	May 15, commencing on May 15, 2008
Optional Redemption:	At any time for an amount equal to the principal amount of the notes redeemed plus a make-whole premium and accrued but unpaid interest to the redemption date
Make-Whole Premium:	Bund, flat
Denominations:	Minimum of €50,000 principal amount and integral multiples of €1,000
Settlement Date:	May 14, 2007
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling JPMorgan collect at 1-212-834-4533.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by Pfizer Inc. on May 9, 2007 relating to its Prospectus dated March 30, 2007.